1123 – Servicer Compliance Statement

I, Kendall Stork, President and CEO of Citibank (South Dakota), National Association (“CBSD”), the subservicer under the subservicing agreement between CBSD and The Student Loan Corporation (the “servicing agreement”) relating to SLC Student Loan Trust 2004-1, SLC Student Loan Trust 2005-1, SLC Student Loan Trust 2005-2, SLC Student Loan Trust 2005-3, SLC Student Loan Trust 2006-1, SLC Student Loan Trust 2006-2, SLC Private Student Loan Trust 2006-A, SLC Student Loan Trust 2007-1, SLC Student Loan Trust 2007-2, SLC Student Loan Trust 2008-1, SLC Student Loan Trust 2008-2,  SLC Student Loan Trust 2009-1, SLC Student Loan Trust 2009-2, SLC Student Loan Trust 2009-3, and SLC Private Student Loan Trust 2009-A, (each, a “trust”), certify that:

(a)	A review of CBSD’s servicing activities as of and for the year ended December 31, 2009 and of CBSD’s performance under the servicing agreement related to such trust has been made under my supervision.

(b)
To the best of my knowledge, based on such review, CBSD has fulfilled all of its servicing obligations under the servicing agreement related to such trust in all material respects as of and for the year ended December 31, 2009.

March 18, 2010

By: /s/ Kendall Stork
Kendall Stork
President and CEO